K&L GATES LLP 10100 SANTA MONICA BOULEVARD, 8TH FLOOR LOS ANGELES, CA 90067 T +1 310 552 5000 F +1 310 552 5001 klgates.com

Exhibit 5.1

September 4, 2020
Iradimed Corporation
1025 Willa Springs Drive
Winter Springs, Florida 32708

Ladies and Gentlemen:

We have acted as counsel to Iradimed Corporation., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission on September 4, 2020 under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of 1,000,000 shares (“Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), issuable under the Company’s Amended and Restated 2014 Equity Incentive Plan (the “Plan”). This opinion letter is being furnished to you in accordance with the requirements of Item 601(b)(5) of Regulation S-K.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering the opinion expressed below, we have examined (i) the Registration Statement; (ii) the Company’s Amended and Restated Certificate of Incorporation; (iii) the Company’s Third Amended and Restated Bylaws; (iv) certain proceedings of the Board of Directors of the Company (the “Board”) and the stockholders of the Company; (v) such other records of corporate actions of the Company relating to the Registration Statement and the authorization for issuance and sale of the Shares; (vi) the Plan and the forms of award agreements approved by the Board for use thereunder; and (vii) a certificate of an officer of the Company, dated as of the date hereof (the “Fact Certificate”). Additionally, we have made such investigation of law as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinions, we have also relied on the Fact Certificate.

In rendering our opinion below, we also have assumed that: (i) each document submitted to us is accurate and complete; (ii) each such document that is an original is authentic; (iii) each such document that is a copy conforms to an authentic original; (iv) all signatures on each such document are genuine; (v) the Company will have sufficiently authorized any unissued Common Stock at the time of each issuance of a Share under the Plan; (vi) the Shares will be evidenced by appropriate certificates, duly executed and delivered, or the Board will adopt a resolution providing that all Shares shall be uncertificated in accordance with Section 158 of the Delaware General Corporation Law (the “DGCL”) prior to their issuance; (vii) the issuance of each Share will be duly noted in the Company’s stock ledger upon issuance; and (viii) the Company will receive consideration for each Share at least equal to the par value of the Common Stock, in the amount required by the Plan and approved by the Board pursuant to a resolution authorizing the issuance of such Share adopted at a meeting or by unanimous consent to action without meeting in accordance with the DGCL. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of these assumptions.

Page 2 September 4, 2020

The opinions expressed in this opinion letter are limited to the DGCL. We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (i) any other laws; (ii) the laws of any other jurisdiction; or (iii) the laws of any county, municipality or other political subdivision or local governmental agency or authority.

Based upon, and subject to, the foregoing, it is our opinion that the Shares have been duly authorized for issuance by the Company and, when, and if, issued and sold in accordance with the terms of the Plan and any underlying award agreements, will be validly issued, fully paid and nonassessable. This opinion is expressed as of the date hereof and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

We assume no obligation to update or supplement any of our opinions to reflect any changes of law or fact that may occur after the date hereof.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Yours truly, /s/ K&L Gates LLP K&L Gates LLP